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EXHIBIT 10.5

                           JOINT VENTURE AGREEMENT

      AGREEMENT made as of the 9th day of February, 2007 by and between Ace Marketing & Promotions, Inc., with its principal executive office located at 457 Rockaway Avenue, Valley Stream, NY 11581 ("Ace") and Atrium Enterprises Ltd., with its principal executive office located at 91 Michelle Drive, Jericho, NY 11753 ("Atrium").

                             W I T N E S S E T H :

      WHEREAS, Ace is a full service advertising specialties and promotional products distributor company, which distributes items manufactured by others to its customers typically with its customers' logos on them (the "Ace Business"); and

      WHEREAS, Atrium is a leader in the motivation and rewards industry having a combination of over 30 years of experience, knowledge and long term relationships in this industry and specifically to the incentive and rewards business under the direction of Ken Sternfeld, it Chief Executive Officer and President, it being understood that Atrium's mission is to fuse together a suite of marketing and service solutions with a family of products and services that develop, maintain, and enhance business relationships, and the value of related transactions or actions (the "Atrium Business"); and

      WHEREAS, Ace and Atrium mutually agree to enter into a Joint Venture Agreement whereby each company retains the other company's services as an independent sales representative for the other party; and

      WHEREAS, it is intended that the parties will in the future explore joint venture initiatives to deepen the relationship between the parties and to increase the value of both organizations.

      NOW, THEREFORE, it is agreed as follows:

                  ACE HIRES ATRIUM AS ITS SALES REPRESENTATIVE.

      1. Atrium is hereby retained as a commissioned independent sales representative of Ace. Atrium will provide its sales services to Ace on an exclusive basis inasmuch as it will not provide similar services to other promotional product companies. Atrium's services will consist of selling promotional products, print sales and the like of Ace's Business to Atrium's clients.

      2. Atrium shall commit to secure one or more qualified individuals to promote and sell promotional products, print sales and the like of Ace's Business.

      3.    Ace shall pay Atrium the following compensation:

            (a) A 50% commission on gross profit (as defined herein) determined on a cash basis after collection of all sales orders receivables. "Gross Profit" shall be defined as collected revenues from sales orders in which Atrium are the salesman of record minus cost of goods, taxes, shipping and handling. Commissions due under this paragraph 3(a) shall be paid monthly on or about the last business day of each month.

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            (b)   Atrium will receive a draw of up to $7,500 per month against its commissions, with the total outstanding draw amount never exceeding $30,000. On or before February 15, 2007, Ace shall grant Atrium four year non-qualified stock options to purchase 70,000 shares of its common stock at a purchase price of $2.50 per share. The options shall vest in three equal annual installments commencing February 15, 2008. These options, which shall be transferable to the extent permitted by law and subject to the consent of Ace, which consent shall not be unreasonably withheld, shall be granted outside of Ace's stock option plan. In the event Ace determines that stockholder approval is required for the grant of these options due to the listing requirements of any Exchange NASDAQ or otherwise, Ace will undertake to obtain stockholder approval of same prior to February 15, 2008.

            (c) Ace will reimburse Atrium for its out-of-pocket expenses on a monthly and non-accountable basis up to $400 per month. Any expense in excess of $400 is subject to the written approval of Ace.

      4. Atrium agrees that the projected Gross Profit on all sales orders will be at least 25%, unless an officer of Ace consents to a lower Gross Profit. In the event that the Gross Profit on an order is less than 25%, the commission rate of 50% will be reduced by an agreed upon amount in writing.

      5. Atrium and its employees who are assigned to work on Ace's account shall not be employees of Ace and shall not be entitled to any employee benefits, such as health, hospitalization and participation in a 401(k) plan or otherwise.

                  ATRIUM HIRES ACE AS ITS SALES REPRESENTATIVE.

      6. Ace is hereby retained as a commissioned independent sales representative of Atrium. Ace will seek to introduce Atrium's Business products and services to its clients, including its incentive platform programs and/or Solata based target marketing/communication projects. These services will be provided by Ace to its clients either through one more trained employees or independent sales representatives of Ace or by referral of an Ace client to one or more Atrium representatives assigned to the account. All Ace referrals shall be documented in writing to Atrium.

      7. Atrium shall pay Ace a 50% commission on gross profit (as defined herein) determined on a cash basis after collection of all sales orders receivables. "Gross Profit" shall be defined as collected revenues from sales orders in which Ace is the salesman of record minus cost of goods, taxes, shipping and handling. Commissions due under this paragraph 7 shall be paid monthly on or about the last business day of each month.

      8. Ace and its employees who are assigned to work on Atrium's account shall not be employees of Atrium and shall not be entitled to any employee benefits, such as health, hospitalization and participation in a 401(k) plan or otherwise.

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                            OTHER RELATED AGREEMENTS

      9. Ace shall pay Atrium to cover its set-up costs of Atrium providing a fully functional customized ACE REWARDS platform for use with Ace's customers and/or employees. Atrium shall also provide enhanced Solata marketing and communication modules to the platform at agreed upon customization costs plus added functionality that would allow ACE to re-sell this ACE REWARDS platform to other entities within the promotional products industry as described in paragraph 11 below. All costs incurred by Atrium and to be paid by Ace shall be approved in advance in writing by Ace.

      10. Atrium shall create and introduce a sponsored "Experience The Rewards" Mobile Banking Debit Card to ACE and their customers. The splitting of profits and costs of this arrangement shall be mutually agreed upon in writing at a later time.

      11. Atrium agrees that Ace shall have exclusive sales/marketing rights to the ACE REWARD platform and the Mobile Banking Debit Card referenced in paragraph 10 above within the market defined as promotional products distributors, related industry organizations such as ASI, PPAI and other suppliers/manufacturers serving that industry. Upon Ace's request, Atrium shall provide documentation from it and its technology partner, if any, indicating their commitment to support Atrium as their sales entity servicing the ACE REWARD platform and the Mobile Banking Debit Card market with Solata technology and rewards initiatives.

      12. Atrium will agree to participate in pre-determined Ace and/or Ace customer trade shows and events to further promote this joint venture agreement.

      13. The term of this agreement shall be for a period of one year and shall be automatically extended for an additional year on each December 31 following the date hereof (the "Renewal Date"), unless a party to this agreement terminates this agreement in writing to the other party on or before the Renewal Date. In the event this agreement is terminated, the following provisions shall apply:

            o Paragraph 14 and the last sentence of paragraph 17 shall survive the termination of this agreement in accordance with its terms;

            o For a period of two years after the termination of this agreement, Atrium shall be obligated to maintain and support at its cost, the Rewards Platform;

            o For a period of two years after the termination of this agreement, the provisions of paragraphs 10 and 11 shall continue in full force and effect.; and

            o For a period of two years after the termination of this agreement, commissions shall be paid to the other party on all orders and reorders that are placed to a party to this agreement based on relationships that are established with customers between the date hereof and the termination date of this agreement. Accordingly, the termination of this agreement, will not terminate the other party's right to compensation for monies earned through the termination date of this agreement and a period of two years thereafter.

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      14.   Each party agrees that during the term of this agreement and for a period of five years thereafter, the following shall apply:

                  (i) Neither party shall make any derogatory or disparaging remarks about the other party,

                  (ii) Neither party shall directly or indirectly cause or induce any employees, consultants, customers, suppliers and others from continuing its current or future business relationships with the other party,

                  (iii) Each party agrees to keep confidential the names of
            clients and customers of the other party and not to publicly or otherwise release such information to any competitor or other person or entity, except with the prior written approval of the other party.

      15. This Agreement sets forth the entire and only agreement or understanding between Ace and Atrium relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement. This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

      16. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this paragraph.

      17. The rights and obligations of each party under this Agreement shall insure to the benefit of and shall be binding upon any successor of each party, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of each party hereunder shall be transferable or assignable, without the prior written consent of the other party. Nothing contained herein shall create a partnership or other taxable entity between the parties, it being understood that while this agreement is titled as a joint venture agreement, it is really a comprehensive agreement involving many agreements and understandings between the parties for the mutual benefit of each other.

      18. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

      19. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of New York, County of Nassau.

                                           ACE MARKETING & PROMOTIONS, INC.

                                           By: /s/ Michael D. Trepeta
                                              ----------------------------------
                                                   Michael D. Trepeta, President
ATRIUM ENTERPRISES, LTD

By: /s/ Ken Sternfeld
    ------------------------------------
        Ken Sternfeld, President and CEO


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